Exhibit 4.9

TERMINATION OF STATUTORY MORTGAGE

THIS TERMINATION AGREEMENT (this "Termination") is made and entered into as of April 8, 2010, by and between (i) CALPETRO TANKERS (BAHAMAS III) LIMITED, a company organized under the laws of the Bahamas (the "Owner"), and (ii) THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as successor in interest to Chemical Trust of California and Chase Manhattan Bank And Trust Company, National Association, as collateral trustee (the "Collateral Trustee"), as transferee from California Petroleum Transport Corporation, a company organized under the laws of the state of Delaware ("CPTC"), to the Bahamian statutory mortgage dated as of June 28, 2001 between the Owner and the Collateral Trustee, as transferee from CPTC (the "Statutory Mortgage") on the Vessel (as defined below).  Capitalized terms used herein without definition shall have the respective meanings ascribed thereto (or incorporated by reference) in the Statutory Mortgage, which also contains rules of usage that apply to terms defined therein and herein.

W I T N E S S E T H:

WHEREAS, Front Voyager Inc. (the "Charterer") and the Owner have entered into a bareboat charter dated as of March 31, 2006 (the "Charter") in respect of the Bahamian registered vessel FRONT VOYAGER (formerly the WILLIAM E. CRAIN), having Official Number 731991 (the "Vessel"), a single-hull Suezmax class crude oil tanker that is no longer permitted to engage in the seaborne transportation of crude oil effective February 26, 2010, under the environmental regulations of the International Maritime Organization (the "New Regulations"); and

WHEREAS, the Vessel serves as collateral for the 8.52% First Preferred Mortgage Notes due 2015 (the "Notes") issued by CPTC; and

WHEREAS, CPTC has loaned to the Owner certain funds from the proceeds of the issuance of the Notes, which the Owner applied toward the purchase of the Vessel, and for which the Owner has granted as security to CPTC the Statutory Mortgage in respect of the Vessel, which CPTC has transferred to the Collateral Trustee; and

WHEREAS, CPTC, the Owner and Frontline Ltd., the manager of the Vessel (the "Manager"), have determined, given that the Charterer does not intend to renew the Charter and that no acceptable replacement charter is available for the Vessel due to the New Regulations, that the Vessel should be released as collateral for the Notes so that it may be delivered and sold on or after April 1, 2010; and

WHEREAS, holders of 99.92% of the aggregate principal amount of the Notes outstanding (the "Majority Noteholders") have consented to changes to the indenture between CPTC and The Bank of New York Mellon Trust Company, N.A. as indenture trustee (the "Indenture Trustee"), dated as of April 1, 1995, as supplemented and amended by Supplement No. 1, dated as of June 28, 2001 and as further supplemented and amended by Supplement 2, dated as of the date hereof (the "Indenture"), and certain collateral agreements in connection therewith (the "Collateral Agreements"), which changes will permit the release of the Vessel as collateral and the sale of the Vessel under the collateral trust agreement dated as of April 5, 1995 among CPTC, the Indenture Trustee, the Collateral Trustee, the Owner, CalPetro Tankers (Bahamas I) Limited, CalPetro Tankers (Bahamas II) Limited, and CalPetro Tankers (IOM) Limited, as amended by Amendment No.1 dated as of June 28, 2001, and as further amended by Amendment No. 2 dated as of April 1, 2010 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Collateral Trust Agreement"), which changes will permit the sale of the Vessel in accordance with the provisions of the consent solicitation statement dated February 17, 2010, distributed to holders of the Notes (the "Consent Solicitation Statement"); and

WHEREAS, certain of the changes set forth in the Consent Solicitation Statement and approved by holders of Notes will take effect only if the Vessel is sold for an "Adequate Bid"; and

WHEREAS, an "Adequate Bid" is a price such that the net proceeds from the sale of the Vessel (after deducting fees and expenses of the termination and sale) together with any termination payments paid in connection with the previous and current charter of the Vessel that are held by the Collateral Trustee pursuant to the Collateral Trust Agreement are sufficient to redeem the Allocated Principal Amount of Notes at a redemption price equal to the greater of (x) the sum of (A) an amount equal to 100% of the Allocated Principal Amount and (B) the Make-Whole Premium or (y) the applicable Redemption Premium Price, each as defined in the Indenture, plus accrued but unpaid interest to the date of redemption; and

WHEREAS, CPTC, the Owner and the Manager have received an Adequate Bid and the Vessel is being sold in accordance with such Adequate Bid on the date hereof (the "Sale"); and

WHEREAS, the Statutory Mortgage must be terminated to permit the release of the Vessel as collateral and the Sale pursuant to the Collateral Trust Agreement, as described in the Consent Solicitation Statement and approved by the Majority Noteholders; and

WHEREAS, the Statutory Mortgage is one of the Collateral Agreements to which the Majority Noteholders have consented to amend, supplement, waive or terminate.

NOW, THEREFORE, in reference to and consideration of the foregoing and One Dollar ($1.00) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article 1.     Termination of Statutory Mortgage.  The Statutory Mortgage is hereby terminated in its entirety and is of no force or effect. Neither party shall have any liability or obligation to the other under or in connection with the Statutory Mortgage, and any prior notice required in connection with the termination of the Statutory Mortgage is hereby waived.   In connection with this Termination, the Collateral Trustee (and, if necessary, CPTC) shall execute and deliver to the Owner for filing with the Bahamas Maritime Authority (the "BMA") any and all documents as may be necessary to effect the termination of the Statutory Mortgage contemplated hereby under Bahamian law including, but not necessarily limited to, a duly completed, executed and notarized Discharge of Mortgage ("Discharge") suitable for filing with the BMA, which Discharge shall be accompanied by (i) the originally executed  copy of the Statutory Mortgage which was originally filed with the BMA or, if applicable, (ii) a duly executed and notarized affidavit of lost deed in respect of such original Statutory Mortgage.

Article 2.     Entire Agreement.  This Termination together with the Discharge to be filed with the BMA contain the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes and replaces all prior negotiations and agreements, including the Statutory Mortgage, between the parties, whether written or oral.  Each party acknowledges that no party has made any promise, representation, or warranty whatsoever, express or implied, not contained herein, concerning the subject matter hereof.

Article 3.     Counterparts/Facsimile Signatures.  This Termination may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.  This Termination may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

Article 4.     Successors & Assigns.  This Termination shall be binding upon and inure to the benefit of each of the parties and its or his or her respective assigns, successors in interests, and representatives.

Article 5.     Governing Law.  This Termination shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of laws principles.

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IN WITNESS WHEREOF, the parties hereto have caused this Termination to be executed by an officer thereunto duly authorized, all as of the date first above written.

CALPETRO TANKERS (BAHAMAS III) LIMITED

By:	/s/ Kate Blankenship
Name: Kate Blankenship
Title: Director

CALIFORNIA PETROLEUM TRANSPORT CORPORATION

By:	/s/ Frank B. Bilotta
Name: Frank B. Bilotta
Title: President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Trustee

By	/s/ Marcella Burgess
Name: Marcella Burgess
Title: Vice President